Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of the Company	Incorporated Under Laws of	Percent Owned by the Company

Old Second National Bank	United States	100%

Old Second Financial, Inc.	State of Illinois	100%

Old Second Capital Trust I	State of Delaware	100% of the common stock

Old Second Capital Trust II	State of Delaware	100% of the common stock

Old Second Affordable Housing Fund, L.L.C.	State of Illinois	Owned by Old Second National Bank

Old Second Management, LLC	State of Delaware	Owned by Old Second National Bank

Old Second Realty, LLC	State of Delaware	Owned by Old Second Management, LLC

Old Second Acquisition, Inc.	State of Delaware	100%

40